Exhibit 99.1

October 6, 2023

Dear Medalist Diversified REIT, Inc. Shareholders,

We’ve got some updates to share covering everything from governance to our financial game plan.

Governance: Leveling Up

Welcome David Lunin, the newest member of our Board. David is EVP and CFO Designate of Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT), a $1.5B specialty chemicals and renewables firm. Prior to Calumet, David was a Managing Director in Investment Banking at Goldman Sachs where he spent 13 years. David’s corporate finance, M&A and capital markets experience will contribute a valuable perspective.

But wait, there’s more! We’ve also launched a Board of Advisors who’ll meet quarterly to bring fresh perspectives to the table. Our charter members are Lee Finley, a major MDRR shareholder, and Laith Hermiz, a talented executive with extensive REIT and real estate experience. We look forward to adding additional members to our Board of Advisors who can provide strategic insight into our business.

Asset Quality and Leasing: Solid Progress

Our portfolio is solid, spanning nearly a million square feet across retail and industrial spaces. We have reached full occupancy at Parkway Center and locking in a 10-year renewal at Salisbury Marketplace. These wins show we’re on the right track for long-term stability.

Leasing Update: The Numbers Don’t Lie

Our portfolio is 97.2% leased, beating the national averages mentioned in recent Wall Street Journal articles. In the last 60 days alone, we’ve inked 2 new leases and renewed 7, totaling over 37,000 square feet. If talks with a couple of national credit tenants go well, we could see our occupancy rate jump to 98.2%.

Financial Strategy: Playing It Smart

Seven of our eight loans have low-cost, fixed or capped rates, setting us up nicely for growth with accretive debt that leads to better returns. We’re laser-focused on boosting Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) to keep delivering value to you, our shareholders.

Property Strategy: Making Smart Moves

We’re looking at how to optimize our assets. That includes carving out stand-alone assets to reposition them as Single Tenant Net Lease (STNL) properties. This move aligns perfectly with our emerging focus on STNL assets, which are easier to manage.

Medalist Diversified REIT, Inc. www.medalistreit.com	P. O. Box 8436 Richmond, Virginia 23226

Why We’re Entering the STNL Market:

Market Dislocation: The rising interest rate environment is causing a shift in the market. Current owners are holding onto their assets longer, which eventually forces them to sell with a shorter lease duration. This diminishes the asset’s value. We see this as an opportunity rather than a challenge.

Strategic Leverage: MDRR plans to capitalize on this dislocation by identifying such undervalued assets. Leveraging our existing relationships and expertise, we aim to extend these leases during a non-committed due diligence period. This strategy allows us to add value to the asset before acquisition.

Simple Asset Management: STNL properties historically require less asset management, aligning perfectly with MDRR’s goal to keep overhead manageable and modest. This allows us to focus on growth rather than getting bogged down in day-to-day operations.

Demographic Targeting: We are specifically looking to acquire STNLs in regions experiencing significant demographic growth. This aligns with our long-term strategy to add value to our portfolio and, by extension, to our investors.

Financial Metrics: Your Growth Compass

When it comes to REITs, AFFO per share is the metric to watch. We’re committed to growing this number to ensure dividends keep flowing in the long run. Speaking of dividends, we’ve hit pause for six months, but rest assured, they’re coming back.

Organic Growth: Adapting and Thriving

We’re keeping an eye on market trends like inflation and supply-demand dynamics to make smart rental revisions. It’s all about staying agile and adaptive.

CEO Compensation and Future Outlook: Alignment

To show I’m all in, I’m waiving my salary during this dividend pause. We’re committed to bringing back a dividend strategy that makes sense for everyone involved.

Wrapping Up

A huge thank you for your ongoing support. At our recent annual meeting, a whopping 72% of you cast your votes, and we couldn’t be more grateful. Your input is gold to us, so keep it coming.

Feel free to reach out directly if you’ve got questions or need more info.

Cheers,

Frank Kavanaugh

Interim CEO, Medalist Diversified REIT, Inc.

Medalist Diversified REIT, Inc. www.medalistreit.com	P. O. Box 8436 Richmond, Virginia 23226